Exhibit 4(b)(2)

I, Robert N. Cowen, Senior Vice President, General Counsel and Secretary of Overseas Shipholding Group, Inc., a Delaware corporation (“OSG”), pursuant to the resolutions (the “Resolutions”) adopted by the Board of Directors of OSG on September 14, 1993, hereby create two series of Debt Securities (as defined in the Resolutions) under the Indenture, dated as of December 1, 1993 (the “Indenture”) between OSG and The Chase Manhattan Bank (National Association), as trustee.  All terms contained herein and not otherwise defined shall have the meanings ascribed to them in the Indenture.

RESOLVED, that the form, terms and provisions of the Indenture in the form provided to the undersigned be, and they hereby are, approved in all respects and any officer of OSG (whether or not one of the Designated officers, as defined in the Resolutions) be, and hereby is, authorized to execute and deliver the Indenture, with any additions, deletions or changes thereto as the executing officer shall determine to be necessary or desirable, the execution of the Indenture to be deemed conclusive evidence of such determination and of the approval of OSG’s Board of Directors; and further

RESOLVED, that the form, terms and provisions of the Underwriting Agreement, dated of even date herewith (the “Underwriting Agreement”), between OSG and Goldman, Sachs & Co., J.P. Morgan Securities Inc., Citicorp Securities, Inc. and Chase Securities, Inc. in the form provided to the undersigned be, and they hereby are, approved in all respects and any officer of OSG (whether or not one of the Designated officers) be, and hereby is, authorized to execute and deliver the Underwriting Agreement with any additions, deletions or changes thereto as the executing officer shall determine to be necessary or desirable, the execution of the Underwriting Agreement to be deemed conclusive evidence of such determination and of the approval of OSG’s Board of Directors; and further

RESOLVED, that the issuance and sale of two series of Debt Securities pursuant to the Indenture in the form and with the terms and for the price set forth below are hereby authorized; and further

RESOLVED, that pursuant to Section 201 of the Indenture, the Debt Securities hereinafter authorized shall be in the form attached hereto as Annex A, in the case of the Notes, as defined below, and Annex B, in the case of the Debentures, as defined below; and further

RESOLVED, that pursuant to Section 301 of the Indenture, the Debt Securities authorized hereby shall have the following terms:

1.                                       The title of the Debt Securities shall be:  (i) “8% Notes due December 1, 2003” (the “Notes”); and (ii) “8-3/4% Debentures due December 1, 2013” (the “Debentures”).

2.                                       The aggregate principal amount of each of the Notes and the Debentures which may be authenticated and delivered under the Indenture is limited in each case to $100,000,000 (subject to the exceptions set forth in Section 301(2) of the Indenture).

3.                                       The principal of the Notes shall be payable on December 1, 2003, and the principal of the Debentures shall be payable on December 1, 2013, in each case in immediately available funds.

4.                                       The Notes shall bear interest at the rate of 8% per annum, and  the Debentures shall  bear  interest at the rate of 8-3/4% per annum, in each case from December 1, 1993 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, to the persons in whose names the Notes and the Debentures, respectively, are registered at the close of business on the May 15 or November 15, as the case may be (each, a “Regular Record Date”), next preceding such Interest Payment Date.

5.                                       Until otherwise notified to the Trustee pursuant to Section 1002 of the Indenture, principal of and interest on the Notes and Debentures shall be made at the Corporate Trust office (as defined in the Indenture) of the Trustee.

6.                                       Interest on the Notes and the Debentures shall be payable semi-annually on June 1 and December 1 of each year commencing June 1, 1994, in each case in immediately available funds.

7.                                       The Notes and the Debentures may be redeemable at the option of OSG, in whole or from time to time in part, upon not less than 30 nor more than 60 days’ notice mailed to each Holder of Securities to be redeemed at the address of such Holder appearing in the Security Register, on any date prior to maturity at (i) a Redemption Price equal to 100% of the principal amount thereof plus (ii) accrued interest to the Redemption Date

(subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is due on or prior to the Redemption Date), plus (iii) a Make-Whole Premium, if any, as provided in the Pricing Agreement authorized below.

8.                                       The Notes and the Debentures will not be entitled to the benefit of any sinking fund.

9.                                       The Notes and the Debentures shall have the events of default as provided in Section 501 of the Indenture; the Trustee shall have the right to accelerate the payment of the principal of the Notes and Debentures as provided in Section 502 of the Indenture; and the Notes and the Debentures shall be subject to defeasance and covenant defeasance as provided in Article Thirteen of the Indenture.

10.                                 The Notes and the Debentures shall be represented by one or more Global Securities, registered in the name of a nominee of The Depository Trust Company, as Depositary, and the Global Securities shall bear the legends set forth in the forms of Notes and Debentures attached as Annex A and Annex B hereto, respectively. and further

RESOLVED, that the purchase price by the Underwriters and the price to the public of the Notes shall be 98.759% and 99.759%, respectively, and the purchase price by the Underwriters and the price to the public of the Debentures shall be 98.428% and 99.678%, respectively; and further

RESOLVED, that the form, terms and provisions of the Pricing Agreement, a copy of which is attached hereto as Annex C, be, and they hereby are, approved in all respects and any officer of OSG (whether or not one of the Designated Officers) be, and hereby is, authorized to execute and deliver the Pricing Agreement, with any additions, deletions or changes thereto as the executing officer shall determine to be necessary or desirable, the execution of the Pricing Agreement to be deemed conclusive evidence of such determination and of the approval of OSG’s Board of Directors; and further

RESOLVED, that any and all actions heretofore taken by any officer of OSG in furtherance of the preceding resolutions or the Resolutions on or prior to the date hereof are hereby confirmed, approved and ratified in all respects; and further

RESOLVED, that any officer of OSG, including any officer that is not one of the Designated Officers, be, and each hereby is, authorized for and on behalf of OSG to execute and deliver such agreements, instruments, applications and other ..

documents and to effect such filings with governmental agencies (including the filing of an appropriate Prospectus Supplement pursuant to Rule 424(b) under the Securities Act of 1933 in the form attached hereto as Annex D) or others and to make any and all payments and take such further action, as such officer or officers shall determine to be necessary or desirable in order to carry out the foregoing resolutions and the Resolutions, the taking of any such action and execution and delivery of any such agreement, instrument, application or document to be deemed conclusive evidence of such determination.

INWITNESS WHEREOF, I have hereunto adopted these resolutions this 2nd day of December, 1993.

OVERSEAS SHIPHOLDING GROUP, INC.

s/ Robert N. Cowen
Robert N. Cowen
Senior Vice President, General Counsel and Secretary